UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

SEPTEMBER 27, 2004

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street Vista, California		92083
(Address of principal executive offices)		(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 28, 2004, dj Orthopedics, Inc.'s subsidiary, dj Orthopedics LLC, completed the acquisition of KD Innovation A/S, one of the Company’s third party distributors in Scandinavia.  In the transaction, which has an effective date as of August 30, 2004, dj Orthopedics acquired all of the outstanding stock of the former distributor for a cash payment of $700,000 and an additional amount up to $500,000 payable over a period of years if financial goals are met.  The acquired company, renamed dj Orthopedics Nordic ApS, is headquartered in H&qout;rsholm, near Copenhagen, Denmark and has direct responsibility for sales, marketing and distribution of dj Orthopedics’ products in Denmark, Finland, Norway and Sweden.  A copy of the stock purchase agreement and a press release announcing the transaction are filed as Exhibit 10.1 and 99.1, respectively, to this Current Report.

Item 2.02.  Results of Operations and Financial Condition.

On September 28, 2004, dj Orthopedics, Inc., issued a press release announcing an update on its expected third quarter financial results and the integration of its Regentek division.  A copy of the press release is furnished as Exhibit 99.2 to this Current Report.

Item 8.01.  Other Events.

On September 28, 2004, dj Orthopedics, Inc., issued a press release announcing that on September 27, 2004, its board of directors authorized a program to repurchase stock.  A copy of the press release containing further details of the program is filed as Exhibit 99.3 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c)       Exhibits.

Exhibit No.	Document
10.1	Stock purchase agreement between dj Orthopedics, LLC and KD Holdings dated as of August 30, 2004.

99.1	Press release dated September 28, 2004 relating to dj Orthopedics, Inc.’s acquisition of KD Innovation A/S.

99.2	Press release dated September 28, 2004 relating to dj Orthopedics, Inc.’s expected third quarter financial results and Regentek integration.

99.3	Press release dated September 28, 2004 relating to dj Orthopedics, Inc.’s stock repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.
(Registrant)

Date:	September 27, 2004	BY:	/s/ VICKIE L. CAPPS
Vickie L. Capps
Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)